ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

     On June 12th, 2003, the Company held a special meeting of its shareholders whereby the shareholders voted on to increase the authorized Common Stock of the Company from 50,000,000 to 100,000,000. As of that date, the Company had 25,594,965 Common Stock issued and Outstanding and as to said proposition 18,552,473 Common Stock votes for it.

     FIRST: The charter of International Wireless, Inc., a Maryland Corporation (the "Corporation") is hereby amended by deleting existing Paragraph A of Articles Sixth in its entirety and adding new Paragraph A of Articles Sixth to read as follows:

          SIXTH: Shares of Stock.

               A. The Corporation shall be authorized to issue two classes of capital stock, designated as "Common Stock" and "Preferred Stock" respectively. The Corporation shall be authorized to issue 100,000,000 shares of Common Stock, $.009 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

     SECOND: The amendment of the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

     THIRD: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 12th day of June, 2003.

                                            INTERNATIONAL WIRELESS, INC.

                                            By: /s/ Michael Dewar
                                               ---------------------------------
                                               Michael Dewar Acting President
ATTEST:

By: /s/ Jerry Gruenbaum
   ---------------------------
   Jerry Gruenbaum, Secretary